UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2012 (October 19, 2012)

Walter Investment Management Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-13417	13-3950486
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

(813) 421-7605

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former Name or Former Address, if Changed from Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 19, 2012, Walter Investment Management Corp. (the “Company” or “Walter”) entered into a Joint Bidding Agreement (“JBA”) with Ocwen Loan Servicing, LLC (“Ocwen”), the mortgage servicing arm and a wholly owned subsidiary of Ocwen Financial Corporation, to jointly bid to acquire the mortgage servicing and origination and capital markets platforms of Residential Capital, LLC (“ResCap”) in an auction sponsored by the U.S. Bankruptcy Court. Pursuant to the JBA, Walter agreed to acquire the rights and assume certain liabilities relating to all of ResCap’s Fannie Mae mortgage servicing rights (“MSRs”), related advances and ResCap’s originations and capital markets platforms (the “Walter Assets”). The remainder of the assets and liabilities of the ResCap servicing business would be acquired by Ocwen (the “Ocwen Assets”). Walter also agreed to be responsible for its pro rata share of legal and other costs incurred in the bidding process based upon the ratio of the price paid for the Walter Assets to the price paid for the Ocwen Assets. The JBA establishes a threshold above which Ocwen was required to obtain Walter approval to commit Walter to participate in a higher bid and was subject to Walter’s approval of any changes to the terms and conditions of the Asset Purchase Agreement submitted to the U.S. Bankruptcy Court in connection with the bid.

Item 8.01 Other Events.

On October 24, 2012, Walter and Ocwen were determined at an auction sponsored by the US Bankruptcy Court to have submitted the highest and best bid to acquire the mortgage servicing and origination and capital markets platforms of ResCap. Walter and Ocwen presented a winning bid of $3 billion, with Walter’s portion of the bid equal to approximately $540 million. The assets to be acquired include approximately $50.4 billion of Fannie Mae MSRs, $183 million of related advances, and the ResCap originations and capital markets platforms. The final purchase price is subject to downward adjustment to reflect an expected decline in the amount of mortgage servicing rights and related advances to be acquired between the bid date and the closing date. The final purchase price will be allocated to the acquired assets based upon their fair value at closing.

The consummation of the sale is subject to the execution of a finalized asset purchase agreement and conditioned upon approval by the U.S. Bankruptcy Court. Walter expects the purchase to close during the first quarter of 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

Date: October 25, 2012	By:	/s/ Stuart Boyd
Stuart Boyd, Vice President,
General Counsel and Secretary